NEWS RELEASE

FOR IMMEDIATE RELEASE

For:

GeoResources, Inc.

Contact:

Cathy Kruse

110 Cypress Station Drive

Telephone:

(701) 572-2020, Ext 113

Suite 220

(701) 580-2051 (Cell)

Houston, TX  77090

cathyk@geoi.net

GeoResources, Inc. Reports Pre-Mergers

First Quarter 2007 Results

HOUSTON, May 11, 2007 - GeoResources, Inc. (Nasdaq: GEOID) announced its first quarter 2007 (pre-mergers) operating results.

On April 17, 2007, the Company completed its mergers with Southern Bay Oil & Gas L.P. and Chandler Energy, LLC. Although GeoResources is the legal acquirer, under generally accepted accounting principles, Southern Bay, being the largest party to the mergers, is deemed to have acquired the Company and the other net assets contributed by Chandler and its related parties. Accordingly, future SEC filings and earnings releases, commencing with the 2nd quarter of 2007, will reflect the current and historical financial statements of Southern Bay with the net assets of the Company and other net assets contributed in the mergers, treated as an acquisition on the date of mergers.

The first quarter results discussed herein reflect only the operations of the Company and do not reflect the operations of the combined entity.  The Company intends to file required pro forma combined financial information on Form 8-K as soon as reasonably possible, but not later than July 3, 2007, which is the filing deadline for such information.

On a pre-mergers basis GeoResources, Inc. announced total revenues of $1,508,028 for the first quarter ended March 31, 2007, compared to $2,164,395 for the same quarter of 2006.  Net income for the first quarter of 2007 was $153,788 or $0.04 per share versus net income of $527,688 or $0.14 per share for the comparable 2006 period.  Earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) for the quarter were $365,808, down from $825,681 in the same quarter of 2006. The reduction was largely due to non-recurring costs associated with the mergers and costs associated with discontinued operations.

GeoResources’ oil and gas revenue during the first quarter of 2007 was $1,508,028 generating a gross profit of $644,314 versus revenue of $1,646,149 and gross profit of $856,796 for the same period in 2006. Commodity prices during the 2007 first quarter averaged $46.14 per barrel of oil equivalent (BOE), a 6% decline from the first quarter of 2006. GeoResources sold 32,686 BOE or 363 BOE per day during the first quarter of 2007 compared to 33,500 BOE or 372 BOE per day during the first quarter of 2006, a 2% decline.

GeoResources’ drilling subsidiary, Western Star Drilling Company, was inactive during the first quarter of 2007 and incurred a loss of $83,232, resulting from fixed costs and depreciation.  This compares to revenue of $518,246 generating gross profit of $43,911 for the first quarter of 2006.  In connection with the recently completed mergers and the expected significant increase in oil and gas operations, management is considering future alternatives for Western Star Drilling Company, including continued operations or its possible divestiture.

1EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and is not in accordance with, nor superior to, generally accepted accounting principles, but provides additional information for evaluating us.  Our measure of EBITDA may not be the same as similar measures described by other companies.  EBITDA is calculated as follows:

	Quarter Ended

	March 31, 2007	March 31, 2006

Net Income	$ 153,788	$ 527,688
Add back:
Interest expense	2,769	12,945
Income tax	5,000	71,000
Depreciation and amortization	204,251	214,048
EBITDA	$ 365,808	$ 825,681

Forward-Looking Statements

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate," "estimate" or "continue," or comparable words.  GeoResources cannot make any assurances that the agreement referenced in this release will close.  In addition, all statements other than statements of historical facts that address activities that the company expects or anticipates will or may occur in the future are forward-looking statements.  Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-KSB for the Fiscal Year Ended December 31, 2006, for meaningful cautionary language disclosure.